Filed Pursuant to Rule 424(b)(3)

Registration No. 333-156391

Prospectus

PATRICK INDUSTRIES, INC.

5,174,963 Shares

of Common Stock

This prospectus relates to resales of 5,174,963 shares of Patrick Industries, Inc. (“Patrick”) common stock owned by the selling shareholders, including shares that have been issued to the selling shareholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The shares of our common stock are being registered pursuant to a registration rights agreement with the selling shareholders.

The prices at which the selling shareholders may sell the shares will be determined by prevailing market prices or through privately negotiated transactions. Patrick will not receive any proceeds from the sale of any of the shares. We have agreed to bear the expenses of registering the shares covered by this prospectus and any prospectus supplements under federal and state securities laws.

The shares are being registered to permit the selling shareholders to sell the shares from time to time in the public market. The selling shareholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling shareholders may offer the shares for sale. The selling shareholders may sell any, all or none of the shares offered by this prospectus.

Our common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “PATK.” On December 19, 2008, the last reported sale price of our common stock on Nasdaq was $0.62 per share.

Investing in our common stock involves significant risk. See “Risk Factors” for a discussion of certain risks you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus and any prospectus supplements. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 30, 2008

No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this prospectus and any prospectus supplements and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus and any prospectus supplement nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any date subsequent to the date hereof or that there has been no change in the affairs of the Company since the date hereof. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Unless otherwise indicated or the context otherwise requires in this prospectus:

•	the terms “Patrick,” “we,” “us,” “our,” and the “Company” refer to Patrick Industries, Inc. and its subsidiaries;

•	the term “selling shareholders” refers to Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively, “Tontine Capital”);

•

all references to fiscal years, when used with respect to Patrick, refer to our fiscal years which end on December 31. For example, a reference to fiscal 2007 means the twelve month period that ended December 31, 2007; and

•	currency amounts are stated in United States dollars (“$”, “dollars” or “U.S. $”).

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PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, the selling shareholders may sell the common stock described in this prospectus in one or more offerings. This prospectus provides you with a general description of the common stock that may be offered. The securities may be sold through underwriters or dealers or may be sold by the selling shareholders and/or through their respective agents designated from time to time. Each time the selling shareholders offer the securities, the selling shareholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also supplement, modify or supersede other information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with the information described below under the headings “Incorporation by Reference” and “Where You Can Find Additional Information.”

Our Business

Patrick Industries, Inc., which was founded in 1959 and incorporated in 1961, is a leading manufacturer and supplier of building products and materials to the manufactured housing and recreational vehicle industries. In addition, we are a supplier to certain other industrial markets, such as kitchen cabinet, furniture manufacturing, office furniture, commercial fixtures and furnishings, marine, architectural, and the automotive aftermarket. We manufacture a variety of products, including decorative vinyl and paper panels, wrapped mouldings, stiles and battens, hardwood, foil and membrane pressed cabinet doors, drawer sides, slotwall and slotwall components, components for electronic desks, countertops, aluminum extrusions, and printed decorative vinyl and paper. We are also an independent wholesale distributor of pre-finished wall and ceiling panels, drywall and drywall finishing products, floor covering products, particleboard, vinyl and cement siding, interior passage doors, roofing products, high pressure laminates, decorative mirrors and glass, insulation, and other related products.

We have a nationwide network of manufacturing and distribution centers for our products, thereby reducing in-transit delivery time and cost to the regional manufacturing plants of our customers. We believe that we are one of the few suppliers to the manufactured housing and recreational vehicle industries that has such a nationwide network. We maintain four manufacturing plants and a distribution facility near our principal offices in Elkhart, Indiana, and operate eleven other warehouse and distribution centers and ten other manufacturing plants in thirteen other states.

In January 2007, we acquired the net assets of American Hardwoods, Inc. (“American Hardwoods”), a distributor of hardwood products to the commercial and industrial markets located in Phoenix, Arizona. American Hardwoods supplies industrial wood products, including hardwood plywood, hardwood lumber, thermo-fused melamine and particleboard to the kitchen cabinet, office furniture, commercial fixture, home furniture, and garage cabinet industries. American Hardwoods also supplies roll lamination products which directly complement our current lamination product lines.

In May 2007, we acquired all of the outstanding capital stock of Adorn Holdings, Inc. (“Adorn”), an Elkhart, Indiana based manufacturer and supplier of laminated wall paneling, cabinet doors, printed decorative vinyl and papers, slotwall and slotwall components, and other interior components to the recreational vehicle, manufactured housing, and other industrial markets.

For a more comprehensive overview of our business strategy, we refer you to Item 1 of our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2007, which is hereby incorporated by reference.

The Offering

Issuer	Patrick Industries, Inc.

Seller	One or more selling shareholders; for more information, see “Selling Shareholders.” We are not selling any of the shares of common stock offered under this prospectus or any prospectus supplement.

Common Stock Offered	5,174,963 shares

Use of Proceeds	We will not receive any proceeds from the sale by any selling shareholder of the shares of common stock offered under this prospectus or any prospectus supplement. See “Use of Proceeds.”

Our Common Stock	Our common stock is quoted on The Nasdaq Global Market under the symbol “PATK.”

Risk Factors	Investing in our common stock involves significant risk. See “Risk Factors” for a discussion of the risks associated with an investment in our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “objective,” “plan,” “project” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes and other factors that may be referred to or noted in the Company’s reports filed with the SEC from time to time. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

RISK FACTORS

In addition to the other information in this prospectus, including the matters addressed in “Cautionary Note Regarding Forward-Looking Statements,” you should consider the matters described below, as well as those contained in any applicable prospectus supplement, before deciding whether to invest in our common stock. If any of the following risks actually occur, they could have a material adverse effect on our business and results of operations.

Our results of operations have been, and may continue to be, adversely impacted by a worldwide macroeconomic downturn.

In 2008, general worldwide economic conditions experienced a downturn due to the effects of the deterioration in the residential housing market, subprime lending crisis, general credit market crisis, collateral effects on the finance and banking industries, increased commodity costs, volatile energy costs, concerns about inflation, slower economic activity, decreased consumer confidence, reduced corporate profits and capital spending, adverse business conditions and liquidity concerns. These conditions have adversely affected demand in the three major end-markets we serve (the recreational vehicle, manufactured housing and industrial markets), resulting in decreased sales of our component products into these markets. In addition, it has become more difficult for our customers and us to accurately forecast and plan future business activities, and ultimately our profitability has been adversely affected. If our business conditions continue to deteriorate, we may be forced to close and/or consolidate certain of our operating facilities, sell assets, and/or reduce our workforce, which may result in our incurring restructuring charges. We cannot predict the duration of the economic slowdown, the timing or strength of a subsequent economic recovery or the extent to which the downturn will continue to negatively impact our business, financial condition and results of operations.

The current downturn in the residential housing market has had an adverse impact on our operations, and is expected to continue throughout 2009.

The residential housing market has experienced overall declines and credit concerns that are expected to continue throughout 2009. Approximately 70% to 75% of our industrial revenue is directly or indirectly influenced by conditions in the residential housing market. The decline in demand for residential housing and the tightening of consumer credit have lowered demand for our industrial products and have had an adverse impact on our operations as a whole. In addition, the impact of the sub-prime mortgage crisis and housing downturn on consumer confidence, discretionary spending, and general economic conditions has decreased and may continue to decrease demand for our products sold to the manufactured housing and recreational vehicle industries.

The manufactured housing and recreational vehicle industries are highly competitive, and some of our competitors may have greater resources than we do.

We operate in a highly competitive business environment and our sales could be negatively impacted by our inability to maintain or increase prices, changes in geographic or product mix, or the decision of our customers to purchase our competitors’ products instead of our products. We compete not only with other suppliers to the manufactured housing and recreational vehicle producers, but also with suppliers to traditional site-built homebuilders and suppliers of cabinetry and flooring. Sales could also be affected by pricing, purchasing, financing, advertising, operational, promotional, or other decisions made by purchasers of our products. Additionally, we cannot control the decisions made by suppliers of our distributed and manufactured products and therefore our ability to maintain our exclusive and non-exclusive distributor contracts and agreements may be adversely impacted.

Seasonality and cyclical economic conditions affect the markets the Company serves.

The manufactured housing and recreational vehicle markets are cyclical and dependent upon various factors, including interest rates, access to financing, inventory and production levels, and the cost of fuel. Economic and demographic factors can cause substantial fluctuations in production, which in turn impact sales and operating results. Demand for recreational vehicles and manufactured housing generally declines during the winter season. Our sales levels and operating results could be negatively impacted by changes in any of these items.

The cyclical nature of the domestic housing market has caused our sales and operating results to fluctuate. These fluctuations may continue in the future, which could result in operating losses during downturns.

The U.S. housing industry is highly cyclical and is influenced by many national and regional economic and demographic factors, including:

•	terms and availability of financing for homebuyers and retailers;

•	consumer confidence;

•	interest rates;

•	population and employment trends;

•	income levels;

•	housing demand; and

•	general economic conditions, including inflation, deflation and recessions.

The manufactured housing and recreational vehicle industries and the industrial markets are affected by the fluctuations in the residential housing market. As a result of the foregoing factors, our sales and operating results fluctuate, and we expect that they will continue to fluctuate in the future. Moreover, cyclical and seasonal downturns in the residential housing market may cause us to experience operating losses.

Fuel shortages, or higher prices for fuel, have had, and could continue to have, an adverse impact on our operations.

The products produced by the recreational vehicle industry typically require gasoline or diesel fuel for their operation, or the use of a vehicle requiring gasoline or diesel fuel for their operation. There can be no assurance that the supply of gasoline and diesel fuel will continue uninterrupted, that rationing will not be imposed or that the price of or tax on fuel will not significantly increase in the future. Shortages of gasoline and diesel fuel have had a significant adverse effect on the demand for recreational vehicles in the past and could have a material adverse effect on demand in the future. Rapid significant increases in fuel prices, as we experienced in recent years, appear to affect the demand for recreational vehicles when gasoline prices reach unusually high levels and we believe the significant increase in fuel prices in 2007 and the first half of 2008 contributed to the decrease in demand for recreational vehicles. Such a reduction in overall demand for recreational vehicles could have a materially adverse impact on our revenues and profitability. Approximately 35% and 37% of our sales were to the recreational vehicle industry for 2007 and for the first nine months of 2008, respectively.

Increased cost and limited availability of raw materials may have a material adverse effect on our business and results of operations.

Prices of certain materials, including gypsum, lauan, particleboard, MDF, aluminum and other products, can be volatile and change dramatically with changes in supply and demand. Certain products are purchased from overseas and are dependent upon vessel shipping schedules and port availability. Further, certain of our commodity product suppliers often operate at or near capacity, resulting in some products having the potential of being put on allocation. Our sales levels and operating results could be negatively impacted by changes in any of these items.

The ability to attract and retain qualified executive officers and key personnel may adversely affect our operations.

The loss of any of our executive officers or other key personnel could reduce our ability to manage our business and strategic plan in the short term and could cause our sales and operating results to decline.

Our ability to integrate acquired businesses may adversely affect operations.

As part of our business and strategic plan, we continue to look for strategic acquisitions to provide shareholder value. In 2007, we acquired American Hardwoods and Adorn. These acquisitions, and any future acquisitions, require the effective integration of an existing business and its administrative, financial, sales and marketing, manufacturing and other functions to maximize synergies. These acquisitions involve a number of risks that may affect our financial performance, including increased leverage, diversion of management resources, assumption of liabilities of the acquired businesses, and possible corporate culture conflicts. If we are unable to successfully integrate these acquisitions, we may not realize the benefits identified in our due diligence process, and our financial results may be negatively impacted. Additionally, significant unexpected liabilities could arise from these acquisitions.

Increased levels of indebtedness may harm our financial condition and results of operations.

On May 18, 2007, we entered into a senior secured credit agreement (as amended on March 19, 2008, the “Credit Agreement”), providing for a senior secured credit facility (the “senior secured credit facility”). Borrowings under our senior secured credit facility were used to finance the Adorn acquisition, to provide liquidity for the working capital needs of the combined companies and to repay borrowings under our previous credit facility. On December 11, 2008, we further amended our Credit Agreement (which amendment is more fully described below) (the “Amended Credit Agreement”) and, as a result, our senior secured credit facility is comprised of a revolving line of credit (subject to a borrowing base calculation with a $33 million limit) and a $38.5 million term loan and expires on January 3, 2011. Our increased indebtedness as a result of the Adorn acquisition, as well as our greater need for working capital, may harm our financial condition and negatively impact our results of operations. The increase in our level of indebtedness could have consequences on our future operations, including (i) making it more difficult for us to meet our payments on other outstanding debt; (ii) an event of default, if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable; (iii) reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes; (iv) limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business and the industry in which we operate; (v) placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged; and (vi) creating concerns about our credit quality which could result in the loss of supplier contracts and/or customers.

The terms of our Amended Credit Agreement contain various financial performance and other covenants with which we must remain in compliance. If we do not remain in compliance with these covenants, our Amended Credit Agreement could be terminated and the amounts outstanding thereunder could become immediately due and payable.

At September 28, 2008, we were in violation of the leverage and fixed charge covenants of the Credit Agreement. On December 11, 2008, we entered into a Second Amendment and Waiver to our Credit Agreement, pursuant to which, among other things, (i) the lenders waived any Event of Default (as defined in the Credit Agreement) resulting from our failure to comply with these covenants and (ii) these covenants were replaced with financial covenants more suited to current and expected operating conditions. The terms of our Amended Credit Agreement contain financial and non-financial covenants that place restrictions on us and our subsidiaries. If we fail to comply with our covenants under the Amended Credit Agreement, the lenders could cause our debt to become due and payable prior to maturity or it could result in our having to refinance the related indebtedness under unfavorable terms. If our debt were accelerated, our assets might not be sufficient to repay our debt in full.

Increased levels of inventory may adversely affect our profitability.

Our customers generally do not maintain long-term supply contracts and, therefore, we must bear the risk of advance estimation of customer orders. We maintain a substantial inventory to support these customers’ needs. Changes in demand, market conditions and/or product specifications could result in material obsolescence and a lack of alternative markets for certain of our customer specific products and could negatively impact operating results.

We have a significant amount of goodwill, amortizable intangible assets, deferred tax assets and property, plant and equipment which are subject to periodic review and testing for impairment.

A significant portion of our total assets as of the end of our third quarter 2008 was comprised of goodwill, amortizable intangible assets, deferred tax assets and property, plant and equipment. Under generally accepted accounting principles each of these assets is subject to periodic review and testing to determine whether the asset is recoverable or realizable. Unfavorable trends in the industries in which we operate or in our operations, as well as declines in our market capitalization, can affect these projections and estimates and could result in future non-cash impairment charges for goodwill and other intangible assets as well as write-downs in the fair value of certain long-lived assets. In addition, if actual sales demand or market conditions change from those projected by management, additional asset write-downs may be required. Significant impairment charges, although not always affecting current cash flow, could have a material effect on our operating results and financial position.

A variety of factors could influence fluctuations in the market price for our common stock.

The market price of our common stock could fluctuate in the future in response to a number of factors, including those discussed below. The market price of our common stock has in the past fluctuated and is likely to continue to fluctuate. Some of the factors that may cause the price of our common stock to fluctuate include:

•	variations in our and our competitors’ operating results;

•	historically low trading volume;

•	high concentration of shares held by institutional investors and in particular Tontine Capital;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	the gain or loss of significant customers;

•	additions or departure of key personnel;

•	events affecting other companies that the market deems comparable to us;

•	general conditions in industries in which we operate;

•	general conditions in the United States and abroad;

•	the presence or absence of short selling of our common stock;

•	future sales of our common stock or debt securities;

•	announcements by us or our competitors of technological improvements or new products; and

•	the disclosure by Tontine Capital that it will begin to explore alternatives for the disposition of its equity interests in the Company.

Fluctuations in the stock market may have an adverse effect upon the price of our common stock.

The stock markets in general have experienced substantial price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the trading price of our common stock.

Holders of our common stock are subject to the risk of dilution of their investment as the result of the issuance to our lenders of warrants to purchase common stock.

As part of the consideration for amending our Credit Agreement on December 11, 2008, we entered into a Warrant Agreement under which we issued to our lenders warrants to purchase an aggregate of 474,049 shares of common stock, subject to adjustment, at an exercise price per share of $1 (the “Warrants”). The Warrants are immediately exercisable, subject to anti-dilution provisions and expire on December 11, 2018. The exercise of the Warrants would result in dilution to the holders of our common stock.

Ownership of a significant portion of our common stock is concentrated in the hands of a few holders.

On December 1, 2008, Tontine Capital owned 5,174,963 shares of our common stock or approximately 57.4% of our total common stock outstanding. In addition, we are aware of five other institutions that collectively own approximately 20% of our outstanding common stock. In November 2008, Tontine Capital disclosed that it will begin to explore alternatives for the disposition of certain of its holdings, including its holdings of our common stock. We are not able to predict whether or when Tontine Capital or the other institutions will sell or otherwise dispose of substantial amounts of our common stock. Sales or other dispositions of our common stock by these institutions could adversely affect prevailing market prices for our common stock.

A majority of our common stock is held by Tontine Capital, which has the ability to control all matters requiring shareholder approval and whose interests may not be aligned with the interests of our other shareholders.

On December 1, 2008, Tontine Capital held approximately 57.4% of our outstanding common stock. As a result of its majority interest, Tontine Capital has the ability to control all matters requiring shareholder approval, including the election of our directors, the adoption of amendments to our Articles of Incorporation, the approval of mergers and sales of all or substantially all of our assets, decisions affecting our capital structure and other significant corporate transactions. In addition to its majority interest, pursuant to a Securities Purchase Agreement with Tontine Capital, dated April 10, 2007, if Tontine Capital (i) holds between 7.5% and 14.9% of our common stock then outstanding, Tontine Capital has the right to appoint one nominee to our board; or (ii) holds at least 15% of our common stock then outstanding, Tontine Capital has the right to appoint two nominees to our board. Tontine Capital’s rights related to the appointment of directors were affirmed in a subsequent Securities Purchase Agreement with Tontine Capital, dated March 10, 2008. On July 21, 2008, a nominee of Tontine Capital was appointed to the board.

The interests of Tontine Capital may not in all cases be aligned with the interests of our other shareholders. The influence of Tontine Capital may also have the effect of deterring hostile takeovers, delaying or preventing changes in control or changes in management, or limiting the ability of our shareholders to approve transactions that they may deem to be in their best interests. In addition, Tontine Capital and its affiliates are in the business of investing in companies and may, from time to time, invest in companies that compete directly or indirectly with us. Tontine Capital and its affiliates may also pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

Tontine Capital has indicated in a filing with the SEC that it will begin to explore alternatives for the disposition of its equity interests in the Company. This filing, and any future dispositions of stock by Tontine Capital, could adversely affect the market price of our common stock.

On November 10, 2008, Tontine Capital filed with the SEC an amendment to its previously filed Schedule 13D with respect to its ownership of common stock of the Company. Tontine stated that it will begin to explore alternatives for the disposition of its equity interests in the Company, which alternatives may include: (a) dispositions of our common stock through open market sales, underwritten offerings and/or privately negotiated sales; (b) a sale of the Company; or (c) distributions by Tontine Capital of its shares to its investors. The public disclosure of such possible disposition may adversely affect the market price for our common stock due to the large number of shares involved. In addition, we are not able to predict whether or when Tontine will dispose of its stock.

Certain provisions in our Articles of Incorporation and Amended and Restated By-laws may delay, defer or prevent a change in control that our shareholders each might consider to be in their best interest.

Our Articles of Incorporation and Amended and Restated By-laws contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making them unacceptably expensive to the raider, and to encourage prospective acquirors to negotiate with our board of directors rather than to attempt a hostile takeover.

On March 21, 2006, our board adopted a Rights Agreement with National City Bank as our rights agent (the “Rights Agreement”). The Rights Agreement permits under certain circumstances each holder of common stock, other than potential acquirors, to purchase one one-hundredth of a share of a newly created series of our preferred stock at a purchase price of $30 or to acquire additional shares of our common stock at 50% of the current market price. The rights are not exercisable or transferable until a person or group acquires 20% or more of our outstanding common stock, except with respect to Tontine Capital and its affiliates and associates, which are exempt from the provisions of the Rights Agreement pursuant to an amendment signed on March 12, 2008.

Insurance Coverages and Terms and Conditions.

We negotiate our insurance contracts annually for property, casualty, workers compensation, general liability, health insurance, and directors and officers liability coverage. Due to conditions within these insurance markets and other factors beyond our control, future coverage limits, terms and conditions and the amount of the related premiums could have a negative impact on our operating results. While we continually measure the risk/reward of policy limits and coverage, the lack of coverage in certain circumstances could result in potential uninsured losses.

USE OF PROCEEDS

All of the shares of common stock covered by this prospectus or any applicable prospectus supplement may be sold by the selling shareholders identified in this prospectus or any applicable prospectus supplement, or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of these shares of common stock.

REGISTRATION RIGHTS

We have entered into a Second Amended and Restated Registration Rights Agreement with the selling shareholders and the lenders under the Amended Credit Agreement, dated December 11, 2008 (the “Second Amended and Restated Registration Rights Agreement”), pursuant to which we are required to file a shelf registration statement in certain circumstances to register the resale of all shares of common stock owned by the selling shareholders. In connection with the filing of the shelf registration statement (of which this prospectus is a part), we will:

•	provide to each selling shareholder for whom the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

•	notify each selling shareholder when the shelf registration statement has become effective;

•	notify each selling shareholder of the commencement of any suspension period; and

•	take certain other actions as are required to permit unrestricted resales of the common stock covered by this prospectus.

Each selling shareholder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling shareholder in the related prospectus;

•	required to deliver a prospectus to the purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the selling shareholder’s sales of common stock pursuant to the shelf registration statement; and

•	bound by the provisions of the registration rights agreement that are applicable to the selling shareholder (including certain indemnification rights and obligations).

We may, upon giving prompt written notice to the selling shareholders, suspend their use of the prospectus and any prospectus supplement for a period not to exceed 30 days on any one occasion, not more than twice during any twelve (12) month period, and not to exceed an aggregate of 60 days in any twelve (12) month period, if the filing of the registration statement or the continued effectiveness of the registration statement at any time would require us to disclose material, non-public information relating to a significant transaction. We shall promptly notify the selling shareholders of any suspension, and amend or supplement the prospectus, if necessary, so it does not contain any untrue statement or omission therein and furnish to the selling shareholder such numbers of copies of the prospectus as so amended or supplemented as the selling shareholders may reasonably request.

The Second Amended and Restated Registration Rights Agreement provides that we will amend the shelf registration statement (of which this prospectus is a part) to cover any additional shares which may be acquired by the selling shareholders.

DESCRIPTION OF CAPITAL STOCK

In this section, we describe the material features and rights of our capital stock. This summary is qualified in its entirety by reference to applicable Indiana law, our Articles of Incorporation and our Amended and Restated By-laws. See “Where You Can Find Additional Information.”

General

We are currently authorized to issue 20,000,000 shares of common stock, without par value, and 1,000,000 shares of preferred stock, without par value. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock. On December 1, 2008, there were 9,025,939 shares of our common stock outstanding. There are no shares of preferred stock outstanding.

Common Stock

Issuance of Common Stock. Shares of common stock may be issued from time to time as our board shall determine and on such terms and for such consideration as shall be fixed by the board. The authorized number of shares of common stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Dividends and Rights Upon Liquidation. After the requirements with respect to preferential dividends on preferred stock, if any, are met, the holders of our outstanding common stock are entitled to receive dividends out of assets legally available at the time and in the amounts as the board may from time to time determine. Our common stock is not convertible or exchangeable into other securities. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive the assets that are legally available for distribution on a pro rata basis, after payment of all of our debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The Company does not currently pay a dividend on its common stock.

Voting Rights. The holders of the common stock are entitled to vote at all meetings of the shareholders and are entitled to cast one vote for each share of common stock held by them respectively and standing in their respective names on the books of the Company.

Preemptive Rights. Holders of our common stock do not have preemptive rights with respect to any shares that may be issued. Shares of our common stock are not subject to redemption.

Shareholder Rights Agreement

On March 21, 2006, our board adopted the Rights Agreement. On the effective date of the Rights Agreement, March 21, 2006, our board declared a dividend of one right for each share of our common stock. The dividend was payable to all shareholders of record at the close of business on March 31, 2006 and with respect to all shares that become outstanding after the record date, except as subject to adjustments as provided in the Rights Agreement. Subject to exceptions, each right entitles the registered holder to purchase from us one one-hundredth of a share of our preferred stock, at an exercise price of $30.

The share purchase rights are not exercisable until the earlier to occur of (i) 10 days following the date of public disclosure that a person or group, together with persons affiliated or associated with it, has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the voting power of the aggregate of all shares of our voting stock, and (ii) 10 days following commencement or disclosure of an intention to commence a tender offer or exchange offer by a person and certain related entities if, upon consummation of the offer, such person or group, together with persons affiliated or associated with it, could acquire beneficial ownership of 20% or more of the total voting power of all shares of our voting stock, subject to exceptions. On March 12, 2008, in connection with a private placement of common stock with Tontine Capital, we amended these provisions to exempt Jeffrey L. Gendell, Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., Tontine Capital Overseas Master Fund, L.P. and Tontine Capital Overseas GP, L.L.C. or any of their affiliates or associates, acting individually, with another person, or any group. Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P. and Tontine Capital Overseas GP, L.L.C. is the general partner of Tontine Capital Overseas Master Fund, L.P. Mr. Gendell is the Managing Member of Tontine Capital Management, L.L.C. and Tontine Capital Overseas GP, L.L.C.

If we are (i) acquired in a merger or other business combination transaction and we are not the surviving corporation, (ii) any person consolidates or merges with us and all or part of our common stock is converted or exchanged for securities, cash or property of any other person or (iii) 50% or more of our assets or earning power are sold or transferred, then each holder of a right (except rights which previously have been voided as described in the Rights Agreement) shall thereafter have the right to receive, upon exercise, common stock of the ultimate parent company having a value equal to two times the exercise price of the right.

Until a right is exercised, the holder has no rights as a shareholder of the Company, including the right to vote or to receive dividends or distributions. We may, without the approval of any holder of the rights, but only if at that time the board consists of a majority of disinterested directors, supplement or amend any provision of the Rights Agreement, except as defined in the Rights Agreement.

Preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock, if it is greater. In the event of liquidation, the holders of the preferred stock will be entitled to a minimum preferential liquidation payment of $100.00 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock, if it is greater. In the event of any merger or other business combination in which common stock is exchanged, each share of preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

Because of the nature of the preferred stock’s dividend, liquidation and voting rights, the value of the one one-hundredth of a share of preferred stock purchasable upon exercise of each right is intended to approximate the value of one share of common stock.

The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board, except pursuant to an offer conditioned upon a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board prior to the time a person or group has acquired beneficial ownership of 20% or more of the common stock, because until such time, the rights may be redeemed by us at $0.01 per right and the Rights Agreement may be amended.

For a more complete description, you should read the Rights Agreement, as amended, which is incorporated by reference in the “Exhibits” section.

Relevant Provisions of the Indiana Business Corporation Law

The Indiana Business Corporation Law (the “IBCL”) limits some transactions between an Indiana company and any person who acquires 10% or more of the company’s common stock (an “interested shareholder”). During the five-year period after the acquisition of 10% or more of a company’s common stock, an interested shareholder cannot enter into a business combination with the company unless, before the interested shareholder acquired the common stock, the board of directors of the company approved the acquisition of common stock or approved the business combination. After the five-year period, an interested shareholder can enter into only the following three types of business combinations with the company: (i) a business combination approved by the board of directors of the company before the interested shareholder acquired the common stock; (ii) a business combination approved by holders of a majority of the common stock not owned by the interested shareholder; and (iii) a business combination in which the shareholders receive a price for their common stock at least equal to a formula price based on the highest price per common share paid by the interested shareholder.

In addition, under Indiana law, a person who acquires shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of an Indiana corporation is subject to the “Control Share Acquisitions Statute” of the IBCL and may lose the right to vote the shares which take the acquiror over these respective levels of ownership. Before an acquiror may vote the shares that take the acquiror over these ownership thresholds, the acquiror must obtain the approval of a majority of the shares of each class or series of shares entitled to vote separately on the proposal, excluding shares held by officers of the corporation, by employees of the corporation who are directors of the corporation and by the acquiror. An Indiana corporation subject to the Control Share Acquisitions Statute may elect not to be covered by the statute by so providing in its articles of incorporation or by-laws. We have adopted a provision in our Amended and Restated By-laws which states that the Control Share Acquisitions Statute shall not apply to the issued and outstanding shares of our common stock. We opted out of the Control Share Acquisitions Statute when we sold Tontine Capital shares of our common stock in connection with the Adorn Acquisition.

SELLING SHAREHOLDERS

The selling shareholders may from time to time offer and sell pursuant to this prospectus and any prospectus supplement any or all of the shares of common stock listed opposite their names below. When we refer to the “selling shareholders” in this prospectus or any prospectus supplement, we mean those persons listed in the table at the end of this section, as well as the pledgees and donees, assignees, transferees, successors and others who later hold any of the selling shareholders’ interests, provided those interests still are registrable securities as defined in the Second Amended and Restated Registration Rights Agreement.

The selling shareholders received the shares of common stock covered by this prospectus through (i) a negotiated private acquisition of stock in September 2005 from existing shareholders; (ii) a private placement in May 2007, whereby we issued and sold shares to the selling shareholders to fund a portion of the purchase price we paid in the Adorn acquisition; (iii) a private placement in March 2008, whereby we issued and sold shares to the selling shareholders to prepay a portion of the Senior Subordinated Promissory Notes (the “Senior Notes”) issued to Tontine Capital in connection with the Adorn acquisition; (iv) a private placement in June 2008, whereby the selling shareholders purchased (a) their pro rata portion of the 1,850,000 shares of common stock offered in a rights offering to shareholders and (b) all shares of common stock that were unsubscribed for by our shareholders at the close of the rights offering, the proceeds of which were used to prepay in full the Senior Notes, to pay related accrued interest and to reduce borrowings under our senior secured credit facility; and (v) open market purchases.

In connection with the Adorn acquisition in May 2007, we entered into a Securities Purchase Agreement with the selling shareholders, dated April 10, 2007, providing that, so long as they (i) hold between 7.5% and 14.9% of our common stock then outstanding, they have the right to appoint one nominee to our board; or (ii) hold at least 15% of our common stock then outstanding, they have the right to appoint two nominees to our board. On July 21, 2008, Joseph M. Cerulli, the selling shareholders’ nominee, was appointed to the board. Mr. Cerulli has been employed by Tontine Capital since January 2007. As such, Mr. Cerulli has an indirect interest in the Company’s transactions with Tontine Capital. Mr. Cerulli was appointed to fill a newly-created position on the board and will serve for a term expiring at the 2009 Annual Meeting of Shareholders or until a successor is duly elected and qualified. Mr. Cerulli is not compensated for his services as a director.

In addition, we have agreed to limit the number of directors serving on our board to nine. Our obligation to limit the size of the board shall continue for so long as the selling shareholders have the right to appoint nominees to our board. The selling shareholders’ rights related to the appointment of directors and the size of the board were affirmed in the Securities Purchase Agreement with the selling shareholders, dated March 10, 2008, in connection with the private placement in March 2008. As of the date hereof, Tontine Capital has not exercised its right to appoint a second nominee to the board.

In addition, as previously noted, we entered into a Second Amended and Restated Registration Rights Agreement with the selling shareholders in which we agreed under certain circumstances to register the resale of shares of common stock held by them, including the preparation and filing of the shelf registration statement of which this prospectus is a part. Our obligation to register shares held by the selling shareholders for resale extends to any shares Tontine Capital may acquire in the future. We have also agreed to permit the selling shareholders and their affiliates and associates to acquire an unlimited amount of our outstanding common stock without triggering the provisions of our Rights Agreement.

On June 26, 2008, we consummated the transactions set forth in a Standby Purchase Agreement, dated March 10, 2008, as amended by that certain First Amendment to the Standby Purchase Agreement, dated April 8, 2008 (the “Standby Purchase Agreement”), with the selling shareholders in connection with our June 2008 rights offering. Pursuant to the terms of the Standby Purchase Agreement, the selling shareholders purchased in a private placement their pro rata portion of the 1,850,000 shares of our common stock offered in the rights offering and all shares of common stock that were unsubscribed for by our shareholders at the close of the rights offering. We used the net proceeds from the rights offering and the purchase of shares pursuant to the Standby Purchase Agreement to (i) prepay the principal that remained outstanding on the Senior Notes, (ii) pay related accrued interest, and (iii) reduce borrowings under our senior secured credit facility.

Following the consummation of the rights offering and the transactions contemplated in the Standby Purchase Agreement on June 26, 2008, the selling shareholders beneficially owned approximately 57.4% of our outstanding common stock. As a result of the selling shareholders controlling more than 50% of our voting power, we qualify as a “controlled company” as defined under Nasdaq Marketplace Rule 4350(c)(5), which provides an exemption from certain Nasdaq independence requirements. Specifically, we are not required to have a board consisting of a majority of independent directors, nor are we required to have independent compensation or nominating committees.

The table below sets forth the name of each selling shareholder and the number of shares of common stock that each selling shareholder listed below may offer pursuant to this prospectus and any prospectus supplement. Only those selling shareholders listed below or their assignees, transferees, successors and others who later hold any of the selling shareholders’ interests, or the selling shareholders pledgees or donees may offer and sell the common stock pursuant to this prospectus and any prospectus supplement. The selling shareholders may offer for sale pursuant to this prospectus and any prospectus supplement from time to time any or all of the common stock listed below. Accordingly, no estimate can be given as to the shares of common stock that the selling shareholders will hold upon consummation of any such sales. In addition, the selling shareholders listed in the table below may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their common stock since the date as of which the information in the table is presented.

Name	Shares of Common Stock Owned Prior to the Offering	Percent of Common Stock Owned Before the Offering (1)	Shares of Common Stock That May Be Offered Hereby	Common Stock Owned After the Offering (2)	Percent of Common Stock Owned After the Offering (2)
Tontine Capital Partners, L.P.	4,221,155	46.8%	4,221,155	0	0%
Tontine Capital Overseas Master Fund, L.P.	953,808	10.6%	953,808	0	0%

(1)	Based on 9,025,939 shares of common stock outstanding as of December 1, 2008.
(2)	Assumes that 100% of the common stock offered hereby was sold.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) on any national securities exchange or quotation service on which the securities are listed or quoted at the time of sale;

(d) in the over-the-counter market;

(e) otherwise than on such exchanges or services or in the over-the-counter market;

(f) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(g) privately negotiated transactions;

(h) short sales;

(i) through the writing of options on the securities, whether or not the options are listed on an options exchange;

(j) through the distribution of the securities by any selling shareholder to its partners, members or shareholders;

(k) one or more underwritten offerings on a firm commitment or best efforts basis;

(l) transactions which may involve crosses or block transactions;

(m) to cover hedging transactions (other than “short sales” as defined in Rule 3b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) made pursuant to this prospectus;

(n) by pledge to secure debts or other obligations;

(o) any combination of any of these methods of sale; and

(p) any other manner permitted pursuant to applicable law.

The selling shareholders may also transfer the securities by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the securities.

The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. As and when a selling shareholder takes such actions, the number of securities offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling shareholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of securities in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling shareholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

Certain of the shares of common stock offered hereby have been issued to the selling shareholders in transactions exempt from the registration requirements of the Securities Act. We agreed pursuant to the Second Amended and Restated Registration Rights Agreement we entered into with the selling shareholders to register such securities and all other shares of common stock owned by them under the Securities Act, and to use reasonable best efforts to keep the registration statement, of which this prospectus is a part, effective for a period of five years after the registration statement first becomes effective. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling shareholders, but not including underwriting discounts, concessions or commissions of the selling shareholders.

We will not receive any proceeds from sales of any securities by the selling shareholders. We cannot assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

The validity of the common stock being registered hereby will be passed upon for us by McDermott Will & Emery LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Forms 10-K and 10-K/A) for the year ended December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated by reference in this prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The report of McGladrey & Pullen LLP, an independent registered public accounting firm, dated April 2, 2007, relating to the audit of 2006 consolidated financial statements appearing in the Company’s Annual Report (Forms 10-K and 10-K/A) for the year ended December 31, 2007 has been incorporated by reference in this prospectus. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Adorn Holdings, Inc. and its subsidiaries (“Adorn”) as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of the Company, dated July 5, 2007, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to a restatement of Adorn’s 2005 and 2004 financial statements), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy reports, statements or other information at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the public reference facility. Our SEC filings are also available to the public at the website maintained by the SEC at http://www.sec.gov. You can find additional information about us, including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports on Form 8-K, on our website at www.patrickind.com. The information on our website is not a part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 to register the securities. This prospectus is part of that registration statement and, as permitted by the SEC’s rules, does not contain all of the information set forth in the registration statement. For further information you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facility maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC’s website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we and other registrants file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference in this prospectus the following:

•	our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2007 filed with the SEC on March 31, 2008 and April 2, 2008, respectively;

•

the information under the captions “Proposal 2: Election of Directors,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Compensation Committee Interlocks and Insider Participation,” “Corporate Governance,” “Compensation of Executive Officers and Directors,” “Equity Compensation Plan Information,” “Security Ownership of Certain Beneficial Owners and Management,” “Related Party Transactions,” and “Independent Public Accountants” in our Proxy Statement filed with the SEC on April 21, 2008;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2008, June 29, 2008 and September 28, 2008 filed with the SEC on May 19, 2008, August 13, 2008 and November 17, 2008, respectively;

•

our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on July 5, 2007, March 13, 2008, March 26, 2008, April 1, 2008, April 8, 2008, April 29, 2008, May 15, 2008, May 23, 2008, June 27, 2008, July 2, 2008; July 25, 2008; and December 15, 2008;

•

the description of our common stock and the Preferred Share Purchase Rights contained in our registration statement on Form 8-A filed with the SEC on April 3, 1996 pursuant to Section 12 of the Exchange Act; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the selling shareholders sell all of the securities.

You may request a copy of these filings, at no cost, by writing or calling us at Patrick Industries, Inc., P.O. Box 638, Elkhart, Indiana, 46515, telephone: (574) 294-7511, Attn: Chief Financial Officer.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

5,174,963 Shares

PATRICK INDUSTRIES, INC.

Common Stock

PROSPECTUS

December 30, 2008